EXHIBIT 99.1

                      TRITON ENERGY REPORTS FOURTH-QUARTER
                      AND FULL-YEAR 1999 FINANCIAL RESULTS

                  TRITON RESERVE REPLACEMENT 300 PERCENT, WITH
           AVERAGE 1999 FINDING AND DEVELOPMENT COSTS $3.35 PER BARREL


DALLAS, February 1, 2000 -- Triton Energy Limited (NYSE: OIL) today reported fourth-quarter 1999 profit of $5.8 million, or $0.16 per diluted share, compared with a loss of $130.3 million, or $3.55 per diluted share, in the fourth quarter of 1998. Net income for 1999 was $16.2 million, or $0.45 per diluted share. This compares with a 1998 full-year loss of $190.6 million, or $5.21 per diluted share. Results are after preferred dividends of $28.7 million for all of 1999, including a fourth-quarter preferred dividend of $14.5 million versus preferred dividends of $3.1 million and $2.7 million for the full-year 1998 and fourth quarter, respectively.

Excluding the effect of unusual and nonrecurring items, Triton's fourth-quarter 1999 profit would have been $7.4 million, or $0.20 per diluted share, versus a loss of $6.7 million, or $0.18 per diluted share, on a comparable basis in the prior-year quarter. The improvement is primarily the result of substantially higher oil prices in the current period. Fourth-quarter 1998 results included a non-cash charge to earnings of $126.3 million associated with the application of the Securities and Exchange Commission's (SEC) mandated ceiling test to the Company's proved oil reserves. Triton's realized oil price averaged $19.11 per barrel in the fourth quarter of 1999, an increase of 74 percent from the prior year.

James C. Musselman, President and Chief Executive Officer, said: "With the vast majority of our production concentrated in oil, Triton clearly benefited from the strong oil price environment. At the end of the first quarter, our forward oil sale obligation terminates and we anticipate a monthly increase in pre-tax cash flow of more than six million dollars at current oil prices."

OIL  AND  GAS  RESERVES
Triton replaced 300 percent of its 1999 oil and gas production with average finding and development costs excluding proved property acquisitions of $3.35 per barrel. Triton's estimated year-end proved oil and gas reserves increased to 265.6 million barrels of oil equivalent (mmboe), due to the addition of 37.7 mmboe before production. Partially offsetting the reserve additions was production during the year of 12.5 mmboe, which excludes forward oil sale deliveries of 3.1 mmboe.

The 1999 year-end proved reserves reflect an increase of 32.6 mmbo associated with initial reserve bookings from the Company's Ceiba Field discovery in Equatorial Guinea. Third-party engineers retained to evaluate the Ceiba Field estimated gross proved reserves of 59 mmbo. Triton's share of the gross proved reserves at year-end 1999 is approximately 55 percent. This percentage will vary based on the field's ultimate size. In addition, the Company added net proved reserves of 3.3 mmboe in the Cupiagua field as a result of the 1999 acquisition of an interest in the Recetor license. The proved reserve additions were based on wells already drilled in the Cupiagua Field, which borders the Recetor license.

Mr. Musselman added, "We are pleased with the initial booking of proved reserves from the Ceiba Field, especially since only two wells have been drilled to date. Efforts continue to more fully evaluate the field's upside potential and to accelerate first-phase development to achieve early production."

Using the SEC standard measures for calculating the value of oil and gas reserves, Triton's estimated pre-tax year-end value for proved oil and gas reserves discounted at 10 percent annually is $1,943 million at year-end 1999, versus $669 million a year ago. The increase from year-end 1998 reflects higher crude oil prices and the aforementioned increases to proved reserves.

OPERATIONAL  UPDATE
Cusiana/Cupiagua - Triton's first well on the Recetor license has reached the Mirador sand and confirmed an extension of the Cupiagua Field onto the license. The well, which came in high to pre-drilling plans, is currently being completed and is expected to be flow tested shortly. Initial indications support the view that the Cupiagua Field's extension into the Recetor license may be larger than first thought. Results of the well were not included in the determination of year-end proved reserves. Gross daily production from the Cusiana and Cupiagua fields averaged 418,000 barrels for the fourth quarter and 430,000 barrels for the year.

Block A-18 MTJDA - Carigali-Triton Operating Company (CTOC) is in the final stages of an evaluation and award process for an EPC contract (Engineering, Procurement, and Construction) covering the first phase of development on the block. Contracts for long-lead items have been awarded, including those for structural steel, refrigeration, compression and carbon dioxide removal systems.

Ceiba Field/ Blocks F&G - With the Plan of Development approved by the government of Equatorial Guinea, development activity on the Ceiba Field has accelerated on a number of fronts. The Company anticipates quickly finalizing the Floating Production Storage and Offloading (FPSO) contract and other contracts covering key components of the development. The 3D seismic acquisition program is approximately 65 percent complete and is expected to be finished later in the current quarter. As previously announced, first oil production is expected by year-end.

DIVIDENDS
Dividends on the Company's 5% convertible preference shares, approximately $0.2 million, are reported in the first and third quarters, while dividends on the 8% convertible preference shares, approximately $14.5 million, are reportable in the second and fourth quarters.

The  following  table  provides details on fourth-quarter and full-year results:


                                                        THREE MONTHS ENDED    TWELVE MONTHS ENDED
                                                       12/31/99    12/31/98   12/31/99   12/31/98
                                                      ----------  ----------  ---------  ---------
In millions, except per share data

Revenues                                                 $71.8     $50.2       $247.9    $228.6
Oil and gas sales                                        $71.8     $45.7       $247.9    $160.9

As reported after preference dividends:
   Net earnings (loss)                                   $5.8      $(130.3)    $16.2     $(190.6)
   Net earnings (loss) per diluted share                 $0.16     $(3.55)     $0.45     $(5.21)

Adjusted for unusual and nonrecurring items:
    Net earnings (loss)                                  $7.4      $(6.7)      $22.9     $(33.9)
    Net earnings (loss) per diluted share               $0.20     $(0.18)     $0.63     $(0.93)

Average diluted shares outstanding                       36.9      36.6        36.2      36.6





INTERNET-TELECONFERENCE
Triton will hold an Internet-teleconference today (February 1, 2000) at 11:30 a.m. eastern time. The teleconference is open to all participants and may be accessed over the Internet at the following URL address:
www.videonewswire.com/TRITON/02012000/  (please  note  TRITON  in  all  capital
--------------------------------------
letters)

ABOUT  TRITON
Triton Energy Limited (NYSE: OIL) is a Dallas-based international oil and gas exploration and production company with major oil and gas assets in Latin America, Southeast Asia and West Africa. For more information about Triton, please visit us at: www.tritonenergy.com.
                        --------------------

Certain statements in this news release regarding future expectations and financial performance, other than historical information, may be regarded as "forward-looking statements" within the meaning of the U.S. Securities Litigation Reform Act. They are subject to various risks and uncertainties, such as the timely completion and cost of exploration, appraisal and development activities, capital spending plans, estimates of underground accumulations of oil and gas and their net present value, anticipated production volumes and quarterly fluctuations in results. These are discussed in detail in the Company's Securities and Exchange Commission filings, including its report on Form 10-Q for the quarter ended September 30, 1999. Actual results may vary materially.



Investor Contact:  Triton Energy Limited:
                   W. Greg Dunlevy, Vice President and Treasurer
                   (214) 691-5200

Media Contact:     Mark Semer
                   Kekst and Company
                   (212) 521-4802


                             TABLE FOLLOWS






                                  TRITON ENERGY
                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                             (PRELIMINARY UNAUDITED)





                                                                                DECEMBER 31,
                                                                          1999             1998
                                                                         ------           ------
                                                                              (in thousands)

Cash and cash equivalents                                                $186,323         $ 18,757
Short-term borrowings and current maturities of long-term debt              9,027           19,027
Long-term debt, excluding current maturities                              404,460          413,465
Shareholders' equity                                                      460,322          223,807

Total ordinary shares outstanding                                          35,764           36,643
Average diluted ordinary shares outstanding                                36,197           36,609




CONSOLIDATED  OIL  PRODUCTION  STATISTICS
-----------------------------------------
(NET  TO  TRITON)
-----------------

                                                    THREE MONTHS ENDED
                                                       DECEMBER 31,      YEAR ENDED DECEMBER 31,
                                                  --------------------   -----------------------
                                                    1999         1998       1999         1998
                                                  --------     -------    --------     -------

    Average revenue realized per Bbl*             $  19.11     $ 10.97    $  15.95     $ 12.31

    Sales volumes - Bbls/day                        32,478      36,901      34,162      27,340
    Forward oil sale deliveries - Bbls/day           8,283       8,283       8,356       8,356
------------------------------------------        --------     -------    --------     -------
      Total revenue Bbls/day                        40,761      45,184      42,518      35,696
                                                  ========     =======    ========     =======


* Includes Ecopetrol reimbursement barrels and oil delivered under the forward oil sale.








PROVED RESERVES (MMBOE)

Colombia                       127.5
Malaysia-Thailand Block A-18   105.5
Equatorial Guinea Block G       32.6
-----------------------------  -----
    Total Proved Reserves      265.6
                               =====